UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2008

Arlington Tankers Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32343	98-0460376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (441) 292-4456

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 18, 2008, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Arlington Tankers Ltd. (the “Company”) adopted a Bonus Plan for the fiscal year ending December 31, 2008 (the “2008 Bonus Plan”), under which the Company’s executive officer, Mr. Edward Terino, is eligible to be awarded cash incentive bonuses if specified performance objectives are achieved. The performance objectives and corresponding bonus payments under the 2008 Bonus Plan are as follows:
•	If the Company completes at least one transaction during 2008 that satisfies the following criteria:
•	transaction consideration with an aggregate value equal to or greater than $100 million; and

•	at the time of the closing of the transaction, the projected five-year free cash flow (as defined in the 2008 Bonus Plan) from such transaction must generate a return on the transaction consideration of at least 10% (the “Return Criterion”), the Company’s executive officer is eligible to receive one lump sum cash payment of $200,000. Such payment would be made within two business days following the date on which the Company holds its first regularly scheduled Board meeting in 2009, so long as the Company’s executive officer is employed by the Company as of December 31, 2008.
•	If, with respect to any transaction completed in 2008 that meets the criteria set forth above, the Committee reconfirms that, as of the first anniversary of the closing of such transaction, such transaction satisfies the initial Return Criterion, then, for each transaction that satisfies this reconfirmation objective, the Company’s executive officer is eligible to receive four annual lump sum cash payments in an amount equal to such transaction’s projected free cash flow, less such transaction’s estimated cash interest and other financing costs for the five years following closing, multiplied by 1.75%, and divided by four. Each such payment would be made within two business days following the Company’s first regularly scheduled Board meeting in the payment year (beginning with the Company’s first 2010 Board meeting) so long as the Company’s executive officer is employed by the Company on the December 31 prior to such payment date.

•	If the Company completes one or more transactions during 2008 that do not meet the criteria set forth above, but which are approved by the Board, the Company’s executive officer is eligible to receive a lump sum cash payment in an amount up to $200,000. Such payment would be made within two business days following the date on which the Company holds its first regularly scheduled Board meeting in 2009, so long as the Company’s executive officer is employed by the Company as of December 31, 2008.

•	If the total amount of the Company’s general and administrative expenses during 2008, excluding the Company’s payments to its executive officer under the 2008 Bonus Plan, does not exceed the 2008 budget for those expenses, the Company’s executive officer is eligible to receive a maximum lump sum cash payment of up to $75,000. Such payment would be made within two business days following the date on which the Company holds its first regularly scheduled Board meeting in 2009, so long as the Company’s executive officer is employed by the Company as of December 31, 2008.

In addition to the foregoing bonus payments, the Committee may award bonuses, including discretionary bonuses, under the 2008 Bonus Plan at such times and based upon such terms and conditions as the Committee may in its discretion determine. The 2008 Bonus Plan provides for acceleration of the payments described in the second bullet paragraph above if, prior to the time that all such payments shall have been made, the Company’s executive officer’s employment is terminated in circumstances that would entitle such executive officer to compensation under the Company’s change in control agreements.
The above-referenced description of the 2008 Bonus Plan is qualified in its entirety by reference to the copy of the 2008 Bonus Plan which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
99.1	2008 Bonus Plan, approved by the Compensation Committee of the Board of Directors of Arlington Tankers Ltd. on April 18, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLINGTON TANKERS LTD.
Date: April 23, 2008	By:	/s/ EDWARD TERINO
Edward Terino
Chief Executive Officer, Chief Financial Officer and President

EXHIBIT INDEX

Exhibit No.	Description
99.1	2008 Bonus Plan, approved by the Compensation Committee of the Board of Directors of Arlington Tankers Ltd. on April 18, 2008.